Candlewood

4.         CODE OF CONDUCT

CIG is subject to Section 206 of the Advisers Act, which generally makes it unlawful for the adviser to engage in fraudulent, deceptive or manipulative conduct and imposes on the adviser a fiduciary duty with respect to its advisory clients. In accordance with CIG's fiduciary duty, CIG is operated pursuant to the following guiding principles:

•       Duty to Disclose Material Facts and Conflicts. CIG has a general duty to disclose to the Funds and other clients all material facts and material, actual or potential conflicts of interest. Disclosures may be made in CIG's Form ADV, the advisory agreement between CIG and the Fund (or other client) or on an ad hoc basis. In addition, certain disclosures must be made to the investors in the Funds. Under Rule 206(4)-8 under the Advisers Act, which prohibits an adviser to a pooled investment vehicle from making false or misleading statements to, or otherwise defrauding, investors or prospective investors in the pooled investment vehicle, CIG must ensure that all disclosures are accurate and complete. See also [Section 4.10] Conflicts of Interest.

•       Duty to Act in the Best Interest of Clients. CIG must provide disinterested advice and act in good faith and in the best interest of the Funds and other clients. This duty generally requires that CIG place the interests of the Fund (or other client) above the interests of CIG. To the extent a material conflict of interest exists between CIG and the Fund (or other client) it must be disclosed and consented to, in some cases in writing, by the Fund (or other client).

•       Duty to Seek Best Execution. See [Section 3·5 Best Execution].

•       Duty to Provide Suitable Investment Advice. CIG must have a reasonable, independent basis for the advice provided to the Funds (or other clients). In addition, CIG has a duty to ensure the advice is suitable to the client's objectives, needs and circumstances. See also [Section 3.1 Suitability].

•       Duty to Treat Clients Fairly. CIG must ensure that its actions with regard to one client are not at the expense of another client. In addition, the investment guidelines and other business reasons may dictate differing treatment for the Funds and other clients; however, in all applicable instances CIG will ensure equitable treatment among clients.

•       Code of Ethics.

4.1       Personal Securities Transactions

The policies and procedures applicable to employee personal securities transactions are contained in the Personal Securities Trading Policy annexed as Exhibit 24 hereto (as it may be updated from time to time).

4.2       Outside Business Activities

Employees are required to report and receive approval for any outside business activities to ensure that those activities will not cause a conflict of interest, compromise employee duties to CIG, or restrict CIG's activities. Specifically, outside activities must not present a substantial risk of confusing clients or the public as to the capacity in which the employee is acting (i.e., on behalf of CIG or personally); pose a reputational risk for CIG (e.g., outside business activities at other financial services companies generally will present a conflict of interest and will not be approved); inappropriately influence your business dealings or otherwise create a conflict of interest in respect to the interests CIG or its clients; involve a substantial time commitment so as to detract from your ability to perform your job responsibilities; or involve use of CIG client or proprietary information, or CIG premises or facilities (except when undertaken at the request of the CIG); or create a material legal or regulatory risk for CIG.

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Employees are required to request approval by making a request of their supervisor and then forwarding their supervisor's written approval to the CCO. A proposed outside activity shall not be considered "approved" until you have received approval notification from both your supervisor and the CCO. Outside activities will be reviewed in conjunction with the principles described above. Employees are also responsible for ensuring that the information regarding their outside activity remains current and accurate. Specifically, they are responsible for updating the CCO upon request (and informing their supervisor) of any material changes to their Outside Interests, including divesture or change in status of the investment (e.g., the private company or hedge fund in which the employee invested becomes a client of the Firm). Supervisors are required to annually review all approved private investments for the employees they supervise, and on an annual basis, any employees with outside business activities must certify upon request that their disclosures are current and accurate.

4.3       Inside Information and Information Barriers

Buying or selling a security - including equity, debt securities, or derivative instruments - while in possession of material, non-public information ("MNPI") about that security or issuer, or improperly communicating that information to others, is referred to as "insider trading."

Information is considered to be "material" when there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions. Generally, this includes information that could be expected to have an effect on the price of a company's securities and may include, for example, dividend changes, earnings results, significant merger proposals, tenders, significant new customers or products, major litigation, liquidity problems or extraordinary management developments. Information relating to the market for a security, such as a significant purchase or sale order, may also be deemed material. For example, information about an imminent purchase or sale by one or more of the Funds may be material because of the relatively large positions certain of the Funds may take.

Information is "non-public" when it is not generally available to investors in the marketplace. Information becomes public when it has been disseminated broadly to investors in the marketplace, such as in a public filing with the SEC, a report on the Dow Jones "tape" or in a publication of general circulation. Dissemination of information to a few persons, even if they are not "insiders," may not necessarily make the information public. You should exercise particular caution any time you believe that inside information has been communicated to a small number of investors, analysts or others outside a company.

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Failure to abide by CIG policies and procedures relating to personal trading and insider trading may be grounds for disciplinary action, including disgorgement of profits, censure, suspension or termination of employment and, where appropriate, referral to relevant government authorities and self-regulatory organizations. Insider trading may also lead to substantial personal liability including criminal fines and/or imprisonment. The restrictions on insider trading apply both to your personal trades and to trades on behalf of others, including the Funds and managed accounts. If you have any doubt whether information relayed to you is material and non-public please contact your supervisor or the ceo.

4.3.1    Restrictions on Disclosure of Inside Information

Employees may not disclose any inside information (whether or not it is material) relating to any CIG activity, its investors, or any securities transactions to any person outside CIG (unless such disclosure has been authorized by the CCO). Inside information may not be communicated to anyone inside or outside of CIG, except among CIG members on a "need to know" basis. This information must also be secured. For example, you should restrict access to your paper files and computer files and be aware that conversations containing sensitive information, if appropriate at all, should be conducted in private. If you become aware of anyone at CIG who is misusing confidential or sensitive information you are obligated to contact the ceo.

4.3.2    Information Barriers

CIG has established an information barriers policy to determine the procedures to put in place in the event CIG determines to "go private" on a transaction. The Information Barriers operate to prevent the misuse of material non-public information by restricting the flow of information.

The CCO will oversee adherence to various laws that govern the use of MNPI, Insider Trading regulations and CIG's Information Barrier policies and procedures. The CCO ensures the Information Barrier is intact so that no privileged information (MNPI) can flow through various areas and groups of people within CIG.

The CCO is also responsible for determining when an issuer's securities should be added to the Watch and/or Restricted List. These lists include varying levels of limitations to trading activities based on legal, regulatory and business reasons.

4.4       Anti-Corruption

Corruption violates public trust, threatens economic and social development and substantially impedes fair trade. To combat corruption, most, if not all, of the countries in which the CIG conducts business have enacted anti-corruption laws and regulations.     All employees are required to comply with applicable anti-corruption laws, regulations and guidelines in the countries in which they conduct business. Violations of anti-corruption laws or regulations may result in criminal, civil and regulatory penalties for CIG and CIG's employees individually, including imprisonment, fines and/or disciplinary action. In addition, actual and/or perceived violations of anti-corruption laws and regulations could cause damage to CIG's reputation.

CIG and its employees are prohibited from corruptly offering, paying, giving, promising or authorizing anything of value to a government official to obtain or retain business or to secure an improper advantage. This includes corrupt offers or payments of gifts and entertainment, travel or hotel accommodations, offers of employment or internships to a government official or their family members or associates, and political and charitable contributions made at the request of a government official. To ensure compliance with applicable anti-corruption rules and regulations, employees must obtain supervisory pre-approval and CEO review prior to making any offer, payment, promise or authorization of anything of value to a government official.

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The term "government official" is broadly defined and includes i) an officer or employee of a government, including its departments, agencies, instrumentalities and state-owned or state-controlled companies; ii) any person acting in an official capacity for or on behalf of any government (e.g., an official advisor to the government); iii) any officer or employee of a public international organization (the World Bank, the United Nations); iv) an officer or employee of a political party or any party official; and v) any candidate for political office.

4.5       Finders and Consultants

CIG prohibits the making of any corrupt payment to obtain or retain business. This includes payments made indirectly through third parties. CIG can be held liable for corrupt payments made on its behalf by a third party "Finder// if CIG has knowledge of such payments, authorizes the payments, or ignores warning signs of them. A "Finder// is any individual or entity who, for a fee or commission, refers, recommends, directs or introduces CIG to a third party for the purpose of sourcing a business opportunity. Please be reminded of the following procedural requirements:

•       the due diligence process must be completed and the required management approvals must be obtained prior to the Finder doing any work on behalf of CIG;

•       if the engagement of the finder involves potential business with a government department or a state-owned or controlled enterprise, enhanced due diligence of the Finder should be conducted;

•       the review and approval process is transaction-specific, meaning due diligence must be performed for and management must approve each transaction or mandate the Finder works on.

Additionally, in retaining a Finder, CIG is aware of the rules related to the U.S. Foreign Corrupt Practices Act ("FCPA”) , which prohibits individuals and companies from corruptly making an offer, payment, promise to pay, or authorization of an offer, payment or promise to pay, anything of value to a foreign official1 for the purpose of influencing an official act or decision in order to obtain or retain business.

Under the FCPA, both CIG and its Employees can be criminally liable for payments made to agents or intermediaries "knowing” that some portion of those payments will be passed on to (or offered to) a foreign official. Similar to AML regulations, the knowledge element required is not limited to actual knowledge, but includes "consciously avoiding// the high probability that a third party will make or offer improper payments to a foreign official.

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1      A "foreign official" includes: any "officer or employee of" or "person acting in an official capacity for or on behalf of... a foreign government or any department, agency, or instrumentality thereof, or of a public international organization; any employee or official of any court system, government regulatory or financial bodies, state-owned or controlled enterprises, and sovereign wealth funds; and foreign political parties and candidates for office.

In addition, once a Finder is retained, its activities must be monitored during the Finder's entire engagement. For the benefit of the employee and CIG, it is encouraged to keep appropriate records that will demonstrate and document all efforts to monitor the Finder.

4.6       Gifts and Entertainment

Business entertainment may be a legitimate and appropriate means of promoting and educating others about CIG's products and services. In addition, gifts of nominal value may, under certain circumstances, be an appropriate means of expressing CIG's appreciation or good will. It is not appropriate, however, for gifts or entertainment to be used as an incentive for others to conduct business with CIG. Such improper use of gifts and entertainment may constitute an improper quid pro quo and/or create an actual or perceived conflict of interest for the recipient or provider of the gift or entertainment. In addition, it may violate gift and entertainment laws, rules and regulations applicable to CIG and its employees.

Gifts given to, or received from, clients, prospective clients or others with whom the Firm conducts business ("Clients") may be acceptable provided that the aggregate value of gifts given to an individual Client recipient or received from a Client does not exceed $300 per calendar year. In addition, you are generally prohibited from giving or receiving cash or cash convertible gifts. Employees are required to obtain pre-approval from their immediate supervisor and the CEO for all gifts. Supervisors should consult the CCO's records to determine whether the intended Client recipient has received any prior gifts and the aggregate cost of such gifts before approving the gift request. Similarly, Supervisors should consult with the ceo to determine whether the Employee has received any prior gifts from the Client and aggregate the cost of such gifts before approving the request.

Entertainment provided, or received, by a CIG employee must not be of a type or value that may be perceived as creating a conflict of interest. Normal business courtesies, such as paying for a business meal or tickets to an event, are acceptable, provided that you or another appropriate CIG employee is present for such activity (Note, if the donor of an entertainment benefit (e.g., ticket to a concert or sporting event) is not present, such benefit is considered a gift and subject to the $300 gift limit).

In addition to the foregoing, CIG imposes strict limitations on the ability of employees to give or receive gifts or entertainment to Restricted Recipients. The term "Restricted Recipients" includes government officials as defined above, ERISA plan fiduciaries, U.S. Union Labor Officials and principals, and officers and employees of an exchange or credit rating agency. All gifts and entertainment given to or received from Restricted Recipients must be pre-approved by the employee's supervisor and the ceo.

Employees also are responsible for ensuring that Gifts and Entertainment given or received are accurately reported to their supervisor and the ceo.

4.7       Charitable Contributions

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Employees may not make corporate charitable contributions to individuals or entities with whom CIG conducts, or intends to conduct, business unless it can be demonstrated that neither a material conflict of interest nor a violation of law is created by doing so. Further, charitable contributions must not be of a value or frequency sufficient to be regarded as an improper inducement (or a quid pro quo) related to CIG's business. Under no circumstances are charitable contributions to be made based upon the level of actual or anticipated business done by the employee of the client soliciting the charitable contribution.

4.8       Political Contributions

As a result of political corruption scandals, various states and municipalities have enacted "pay-to-play" laws to ensure that business conducted by state and local instrumentalities is awarded in the best interests of the general public without improper influence from those entities/individuals that may profit from obtaining such business.

These laws restrict the ability of corporations and certain of their employees and their employees' family members from making or soliciting political contributions to support candidates for certain state and local offices, as well as state and local political party committees or PACs.

U.S. federal law prohibits any person, who is not a U.S. citizen or a permanent resident alien (a green card holder residing in the United States), from making any political contributions at the federal, state or local level in the United States. Accordingly, such employees may not make any political contributions in the United States. All other employees must obtain pre-clearance for all of their own and their household member's political contributions and activities.

To ensure that CIG may continue to provide services to various government agencies and funds governed by these laws, all employees must obtain pre-clearance from the CCO before making or soliciting political contributions.

4.9       Lobbying

In the United States, a number of state and local jurisdictions require corporations and/or their employees to register as lobbyists when pursuing business opportunities with their respective governments and agencies. Failure to comply with these laws and regulations may result in a loss of business (e.g., a ban from doing business for a period of time, cancellation of existing contracts with those entities), civil fines and, in some cases, criminal penalties for CIG and/or its employees.

To date, the jurisdictions adopting lobbyist registration requirements covering the procurement of new business are provided in Exhibit 30.

However, such list is not all-inclusive as jurisdictions may have adopted lobbyist registration laws since this Manual's publication. CIG employees should contact the CCO prior to pursuing business opportunities with any state or local jurisdiction and their agencies to determine whether their activities would require registration.

4.10     Conflicts Of Interest

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A conflict may be any situation where an advisers' interest are competing with the clients' interests. The managers' self-interest may conflict with the managers' duties to its clients. Under the regulations that govern our industry, there are many restrictions placed on a variety of activities associated with the buying and selling of securities designed to mitigate or control the conflict of interest. These restrictions are intended primarily to promote fairness and full and proper disclosure of actual or potential conflicts of interest.

There are several identifiable categories of conflicts all employees should be aware of and bring to a supervisor or the CCO's attention if the issue is not being adequately managed or disclosed. These are:

•       Client-Firm Conflicts- these conflicts are those where there may be potential conflicts of interest between client interests and the interests of CIG;

•       Client-Client Conflicts - these conflicts involve competing interests between different clients or types of clients of CIG; or

•       Employee-Client Conflicts - these conflicts arise where an employee's interest may not necessarily align with the interests of clients.

All employees must promptly report to their supervisor and the CEO any potential or actual conflict of interest that results from their position or duties, including potential or actual conflicts related to personal account trading, business affiliations, directorships, and the giving and receiving of business gifts and entertainment as outlined in this manual.

Potential conflicts of interest must be escalated as they arise to either a supervisor or the CEO.

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Personal Account Trading Policy

1.         Purpose

CIG's reputation for integrity and fair dealing is one of its most valuable assets. To protect that reputation, principals and employees must engage in personal account trading in a manner that is in compliance with applicable laws and regulations and one which avoids conflicts of interest related to personal investment activities. Principals and employees may maintain personal trading accounts for investment purposes and are strongly discouraged from actively trading in their personal trading accounts.

2.         Scope

This Policy applies to all principals and employees of CIG (collectively, referred to as "employees" or "you" except where otherwise distinguished). It defines the standards for employees to follow in their personal trading accounts. You are required to be familiar with this Policy and any such additional requirements and to comply with them in all respects.

3·         Accounts Subject to this Policy

This Policy applies to all "Personal Trading Accounts". A Personal Trading Account is defined as an account:

•       that has brokerage capability, i.e., the ability to execute transactions in securities and other related products (including but not limited to equities, debt, commodities, and derivatives)

•       in which an employee has an interest or has the power, directly or indirectly, to make or influence investment decisions.

For purposes of this Policy, the definition of "Personal Trading Account" includes accounts of, law permitting, not only the employee or principal, but also his or her spouse, domestic partner, minor children and other members in the same household.

The following types of accounts are not covered by this Policy:

•       checking, savings, money market and other deposit accounts without brokerage capability;

•       mutual funds and unit investment trusts held directly at the fund distributor (and not through an account with brokerage capabilities) (added back);

•       savings plans and collective investment plans such as pension, retirement and other similar plans without brokerage capability; and

•       dividend reinvestment plans.

4·         Disclosure/Maintenance of Accounts

Personal Trading Accounts may be maintained at any broker provided:

•       the accounts are disclosed to the CCO and approved by management and the CCO; and

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•       duplicate account statements or contract notes are provided to the CCO directly by the broker.

5·         Prohibitions on Personal Trading

As an employee of CIG, you must pursue the best interests of CIG and its clients and not put your own trading interests ahead of these interests. As such, you must adhere to the following principle:

•       All trades in structured credit and individual companies (including their equities, bonds, and derivatives) in Personal Trading Accounts require pre-approval from the CEO and the CCO. The pre-approval is only valid on the day of approval.

•       All such trades require a 60-day holding period.

This Policy does not apply to broad based exchange traded funds ("ETFs"), options on such ETFs, futures on general commodities, and those Personal Trading Accounts where the employee has fully delegated the investment decision to a third party by means of a discretionary investment management agreement. Trades on broad based ETFs, options on such ETFs, and futures on general commodities require a holding period of five business days.

Except in limited circumstances with the consent of the CCO and the CEO, you cannot transact in any Personal Trading Account position in which the Funds currently hold a position in either the same security or CUSIP (including any other security or tranche in the same company/structure).

6.         Monitoring of Employee Transactions

Personal Trading Accounts are subject to monitoring by the CCO and/or supervisory review as permitted by local law.

7.         Violations of this Policy

CIG may, at your expense and without prior notice, freeze or cancel any transactions or positions resulting from transactions in violation of this Policy as permitted under local law. You may be required to disgorge profits, if any, from the violation. You may also be subject to disciplinary action by CIG, including termination of employment. In the event applicable laws or regulations are violated, you may also be subject to regulatory sanction and civil and criminal penalties.

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